Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he, she or it knows or has reason to believe that such information is not accurate.

SIGNATURE

Dated this 10th day of June, 2015.

Revocable Trust of Robert C. Pohlad Created U/A dated 8/9/91, as Amended

/s/ Robert C. Pohlad
Robert C. Pohlad
Its:	Trustee

Revocable Trust of William M. Pohlad, Created U/A dated 4/15/02, as Amended

/s/ William M. Pohlad
William M. Pohlad
Its:	Trustee

Revocable Trust of James O. Pohlad Created U/A dated 10/10/87

/s/ James O. Pohlad
James O. Pohlad
Its:	Trustee